Exhibit 8.b


                                                     ______________, 1997




Tandem Computers Incorporated
10435 North Tantau Avenue
Cupertino, California 95014

      Re: Agreement and Plan of Merger Dated as of June 22, 1997 Among Tandem Computers Incorporated, Compaq Computer Corporation and Compaq-Project, Inc.

Ladies and Gentlemen:

               This opinion is being delivered to you in connection with the proposed Merger (the "Merger") of Compaq-Project, Inc., a Delaware corporation ("Merger Subsidiary"), a wholly-owned subsidiary of Compaq Computer Corporation, a Delaware corporation ("Compaq") with and into Tandem Computers Incorporated, a Delaware corporation ("Tandem"), pursuant to the Agreement and Plan of Merger dated as of June 22, 1997 (the "Agreement") among Tandem, Compaq and Merger Subsidiary. The Merger is described in the Registration
Statement on Form S-4 of Parent dated as of              , 1997, including the
Proxy Statement/Prospectus, and the appendices thereto (the "Registration Statement"). Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement or in the letters
dated           , 1997  delivered to Morrison & Foerster LLP by Tandem and
Compaq (the "Representation Letters").

               In our capacity as counsel to Tandem with respect to the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Representation Letters, the Registration Statement, and such other documents as we considered relevant to our analysis. We have assumed that all parties to the Agreement to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement or documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement. Further, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Letters are, and at the Effective Time will be, true and complete in all material respects. In our examination of documents , we have assumed the authenticity of original documents , the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

               The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

               Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

               No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

               On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

               (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

               (2) Each of Tandem, Compaq and Merger Subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

               (3) The discussion under the caption "The Merger - Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus, subject to the limitations, qualifications and conditions stated in such discussion, expresses our opinion as to the material United States federal income tax consequences to Tandem, Compaq, Merger Subsidiary and the shareholders of Tandem if the Merger is effected according to the terms of the Agreement.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "The Merger--Certain U.S. Federal Income Tax Consequences", "The Merger Agreement--Conditions to the Merger" and "Legal Matters" in the Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,



                                         Morrison & Foerster LLP